Exhibit 21.1

SUBSIDIARIES OF
ASSOCIATED CAPITAL GROUP, INC.

The entities listed below will be the subsidiaries of Associated Capital Group, Inc. at the time of the Distribution.

1.              Gabelli Securities, Inc.

2.              G.research, LLC

3.              Gabelli & Partners, LLC

4.              Gabelli Convertible Holdings, LLC

5.              Gabelli Direct, Inc.